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                                                               Exhibit (4)(j)(v)

                       METROPOLITAN LIFE INSURANCE COMPANY

                               One Madison Avenue
                            New York, New York 10010

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SIMPLE INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

1.       PURPOSE
         This endorsement is attached to and made a part of your annuity contract. It is intended to conform the contract to the provisions of the Internal Revenue Code of 1986, as subsequently amended ("Code"), for a SIMPLE IRA. The effective date of the provisions in this endorsement are the same as the date of issue shown on the Contract Schedule Page or the date the provision is required under Federal tax law, if later. If there is a conflict between the terms of the contract (including any prior endorsements or riders thereto) and the terms of this endorsement, the endorsement controls. However, the contract may contain further restrictions (including but not limited to the types and number of contributions which will be accepted), which will continue to apply to the extent consistent with Federal tax law.

2.       EXCLUSIVE BENEFIT
         This Contract is established for the exclusive benefit of you, the Owner or your beneficiaries. Your interest is nonforfeitable and the contract is nontransferable by you.

3.       APPLICATION OF REFUND OF CONTRIBUTIONS
         Any refund of contributions (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

4.       CONTRIBUTIONS
         This SIMPLE IRA will accept only cash contributions made on behalf of a participant (you) pursuant to the terms of a SIMPLE IRA Plan described in Section 408(p) of the Code. A rollover contribution or a transfer of assets from another of your SIMPLE IRAs will also be accepted subject to the provisions of Section 6.

         In addition, participants who have attained age 50 before the end of the plan year and who have made the maximum allowable elective deferrals may make additional contributions as provided under section 414(v) of the Code and the regulations there under.

         No other contributions will be accepted.

         If contributions made on your behalf pursuant to a SIMPLE IRA Plan maintained by your employer are received directly by us from the employer, we will provide the employer with the summary description required by Section 408(i)(2) of the Code.

         This Contract does not require fixed contributions. However, where otherwise permitted by law, we may at our option either accept additional contributions or terminate the contract by payment in cash of the then present value of the paid up benefit if no contributions have been received for two full consecutive policy years and the paid up annuity benefit at maturity would be less than $20 per month.

5.       REQUIRED DISTRIBUTIONS
         All distributions made hereunder (including for purposes of section 4 and 5) shall be made in accordance with the requirements of Section 401(a)(9) of the Code, including the minimum distribution incidental benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations there under.

         Life expectancy is computed by use of the appropriate tables as provided in section 1.401(a)(9)-9 of the Income Tax Regulations. Life expectancy for distributions under an annuity payment option may not be recalculated:

                  a)       Distributions in the form of an annuity

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                                                        Exhibit (4)(j)(v) cont'd

                           (i) The distribution of the annuitant's interest in the Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations there under, the provisions of which are herein incorporated by reference.

                           (ii) Distributions under the annuity payment options in the Contract must commence to be distributed, no later than the first day of April following the calendar year in which the annuitant attains age 70 1/2, (the "required beginning date"), over (a) the life of the annuitant, or the lives of the annuitant and his or her designated beneficiary within the meaning of section 401(a)(9), or (b) a period certain not extending beyond the life expectancy of the annuitant, or the joint and last survivor expectancy of the annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.401(a)(9)-6T.

                           (iii) The distribution periods described in paragraph (ii) above cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

                           (iv) The first required payment can be made as late as April 1 of the year following the year the annuitant attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

                           (v) The interest in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

                  b)       Distributions in a form other than an annuity

                           (i) The distribution of the annuitant's interest in the Contract shall be made in accordance with the requirements of Code section 408(a)(6) and the regulations there under, the provisions of which are herein incorporated by reference.

                           (ii) The entire value of the Contract will commence to be distributed no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (the "required beginning date") over a period certain not extending beyond the life of the annuitant or the lives of the annuitant and his or her designated beneficiary.

                           (iii) The amount to be distributed each year, beginning with the calendar year in which the annuitant attains age 70 1/2 and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the annuitant's benefit ("contract value") by the distribution period in the Uniform Lifetime Table in Q&A-2 of Section 1.401(a)(9)-9 of the Income Tax Regulations, using the annuitant's age as of his or her birthday in the year. However, if the annuitant's sole designated beneficiary is his or her surviving spouse and such spouse is more than 10 years younger than the annuitant, then the distribution period is determined under the Joint and Last Survivor Table in Q&A-3 of section 1.401(a)(9)-9, using the ages as of the annuitant's and spouse's birthdays in the year.

                           (iv) The required minimum distribution for the year the annuitant attains age 70 1/2 can be made as late as April 1 of the following year. The required minimum distribution for any other year must be made by the end of such year.

                           (v) The contract value includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of
                                    Section 1.408-8 of the Income Tax
                                    Regulations.

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                                                        Exhibit (4)(j)(v) cont'd

                  c) If the annuitant has more than one SIMPLE individual retirement annuity or account ("SIMPLE IRA"), the amount of the required minimum distribution must determined separately for each SIMPLE IRA and then aggregated to determine the required minimum distribution for the year. However, the annuitant shall be permitted to withdraw this required minimum distribution in any year from any one or a combination of his or her SIMPLE IRAs in accordance with the Federal income tax rules. Notwithstanding anything in the Contract to the contrary, if the annuitant does not elect to receive a distribution from this Contract to satisfy the minimum distribution, we will assume that the annuitant is receiving the required amount from another SIMPLE IRA. The annuitant shall be responsible in such instance for determining whether the minimum distribution requirements are met, and the Company shall have no responsibility for such determination.

6.       DISTRIBUTIONS AFTER THE ANNUITANT'S DEATH

                  a) If the annuitant dies after distributions have begun the following rules apply:

                           (i) Where distributions have begun under a permissible annuity payment option, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the annuitant's death.

                           (ii) If distributions have begun in a form other than a permissible annuity payment option, payments must be made over a period not extending beyond the remaining life expectancy of the designated beneficiary as provided in the Single Life table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations (or over a period no longer than the remaining life expectancy of the annuitant in the year of death, if longer, or where there is no designated beneficiary). Payments must commence no later than December 31st of the calendar year following the calendar year of the annuitant's death.

                                    If distributions are being made to a
                                    surviving spouse as the sole designated
                                    beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's (or annuitant's) age in the year of the annuitant's death, reduced by one (1) for each subsequent year.

                  b) If the annuitant dies before distributions have begun, the entire amount payable to the beneficiary will be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the date of the annuitant's death except to the extent that an election is made to receive distributions in accordance with (i) or (ii) below:

                           (i) If any portion of the Contract proceeds is payable to a designated beneficiary, distributions may be made in instalments over the life or over a period not extending beyond the life expectancy of the designated beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the annuitant died;

                           (ii) If the sole designated beneficiary is the annuitant's surviving spouse, and benefits are to be distributed in accordance with (a) above, distributions must begin on or before the later of (a) December 31 of the calendar year immediately following the calendar year in which the annuitant died or (b) December 31 of the calendar year in which the annuitant would have attained age 70 1/2. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the Annuitant's death, or, if elected, in accordance with paragraph (b)(i) above, starting by December 31 of the calendar year following the calendar year of the spouse's death. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

                  c)       Special Rules for Distributions After the Annuitant's
                           Death

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                                                        Exhibit (4)(j)(v) cont'd

                           (i) If the designated beneficiary is the annuitant's surviving spouse, the spouse may instead of receiving distributions under this section 6, treat the Contract as his or her own SIMPLE IRA. This election will be deemed to have been made if such surviving spouse fails to elect any of the above provisions, makes a rollover to or from such Contract, makes a rollover to the Contract from another SIMPLE IRA of such surviving spouse, or if an employer of such surviving spouse makes a contribution to such Contract under a SIMPLE IRA Plan maintained by such employer.

                           (ii) For purposes of distributions beginning after the annuitant's death, life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. The life expectancy of the surviving spouse shall be recalculated each year (except as provided under Income Tax Regulations after the death of the surviving spouse). In all other cases, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Life expectancy for distributions under an annuity payment option available under the Contract may not be recalculated.

                           (iii) Distributions are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under the Code or Income Tax Regulations.

7.       TRANSFERS AND ROLLOVERS
         Prior to the expiration of the 2-year period beginning on the date you first participated in any SIMPLE IRA Plan maintained by your employer, any rollover or transfer by you of funds from this SIMPLE IRA must be made to another of your SIMPLE IRAs. Any distribution of funds to you during this 2-year period may be subject to a 25-percent additional tax if you do not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, you may roll over or transfer funds to any of your IRAs that are qualified under Section 408(a), (b), or (p) of the Code, or to another eligible retirement plan described in Code section 408(c)(8)(B).

8.       NO DESIGNATED FINANCIAL INSTITUTION
         The contract may not be used by a trustee, custodian or issuer that is a designated financial institution within the meaning of Section 408(p)(7) of the Code.

9.       ANNUAL REPORTS
         The Company will furnish annual calendar year reports concerning the status of this Contract, and such information concerning minimum distributions as is prescribed by the Commissioner of Internal Revenue.

10.      AMENDMENTS
         In order to continue to qualify this Contract under Section 408(p) of the Code, the Company can amend this Endorsement to reflect changes in the provisions of the Code and related regulations by sending an amendment to the Owner.

All other terms and conditions of the Contract remain unchanged.

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.

/s/ Gwenn L. Carr
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Gwenn L. Carr
Vice-President & Secretary